UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2008

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Russell C. Horowitz (“Horowitz”), Marchex’s Chairman and Chief Executive Officer, previously adopted a written sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in February of 2006 (the “Plan”). Mr. Horowitz is terminating the Plan effective February 20, 2008. 780,000 shares remain unsold under the Plan.

Mr. Horowitz is establishing a new sales plan in accordance with Rule 10b5-1 as of February 20, 2008, to provide for pre-determined sales of a portion of his Marchex common stock as part of his individual long-term asset diversification and liquidity strategies. Sales under Mr. Horowitz’s new Rule 10b5-1 plan will commence no earlier than December 1, 2008 and are subject to certain contingencies, including minimum stock prices.

Under the new Rule 10b5-1 plan Mr. Horowitz will sell up to a maximum of 900,000 shares directly and indirectly held by him over a period of twelve (12) months commencing December 1, 2008 which, if the maximum is sold, represents approximately 9% of Mr. Horowitz’s current direct and indirect holdings of Marchex common stock, approximately 3% of the currently outstanding Class B common stock of Marchex and approximately 2% of the currently outstanding total common stock of Marchex. Mr. Horowitz’s new 10b5-1 plan will provide for sales of specified share amounts at specific market prices, subject to certain limitations (including minimum stock prices) and will require that such sales be disclosed publicly through appropriate filings with the Securities and Exchange Commission.

Mr. Horowitz’s new Rule 10b5-1 plan is being adopted in accordance with the Marchex Code of Conduct for all officers, directors and employees. Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information. Such plans allow insiders to diversify their holdings and to minimize the market impact of stock sales by spreading them out over time.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2008	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer

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